The Commonwealth of Massachusetts

                       DEPARTMENT OF PUBLIC UTILITIES

                               August 20, 1996





D.P.U 96-64

      Application and Petition of The Berkshire Gas Company to the Department of Public Utilities pursuant to Sections 8 and 14 of Chapter 164 of the General Laws for approval and authorization to issue and sell on a negotiated basis a Senior Note in an aggregate principal amount of up to $16,000,000; to issue and sell not in excess of 200,000 shares of Common Stock, $2.50 par value, pursuant to the Company's Share Owner Dividend Reinvestment and Stock Purchase Plan; for an exemption from the advertising and competitive bid requirements of Section 15 of Chapter 164 of the General Laws; and for such other actions as may be deemed necessary or appropriate in connection with the foregoing.

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      APPEARANCES:    Eric J. Krathwohl, Esq.
                      Emmett E. Lyne, Esq.
                      Rich, May, Bilodeau & Flaherty, P.C.
                      294 Washington Street
                      Boston, Massachusetts 02108
                            FOR: THE BERKSHIRE GAS COMPANY
                                 Petitioner
                                 ----------

I.    INTRODUCTION
      ------------

      On June 13, 1996, The Berkshire Gas Company ("Berkshire" or "Company") filed a petition with the Department of Public Utilities ("Department") pursuant to G.L. c. 164, [SECTION] [SECTION] 8, 14, and 15, for approval and authorization of: (1) the issuance and sale of up to $16,000,000 in a Senior Note at 7.8 percent; (2) the issuance and sale of not more than 200,000 shares of common stock, $2.50 par value, through a Share Owner Dividend Reinvestment and Stock Purchase Plan ("Plan"); and (3) an exemption from the advertising and competitive bidding requirements of G.L. c. 164, [SECTION]
15.  The Company's petition was docketed as D.P.U. 96-64.

      Pursuant to notice duly issued, a public hearing was held at the Department's offices on July 24, 1996. In support of its petition, the Company presented the testimony of Michael J. Marrone, vice president, treasurer and chief financial officer; and Shaun E. Sprague, manager of general accounting. The evidentiary record includes five exhibits and two record requests. There were no intervenors in the case.

II.   DESCRIPTION OF THE PROPOSED FINANCING
      -------------------------------------

      A.   Issuance of Up To $16,000,000 in a Senior Note
           ----------------------------------------------

      Berkshire Gas seeks authorization from the Department to issue and sell, up to $16,000,000 in a Senior Note, with a maturity of 25 years, at a fixed interest rate of 7.8 percent (Tr. at 5). The Company stated that the proposed issuance and sale of up to $16,000,000 in a Senior Note is to be used to finance the purchase of a portion of the Company's debt prior to its maturity (Exh. BGC-1, at 5, 7).(1) The Company stated that at the time of the financing, interest rates for long term debt instruments were significantly lower than some of the Company's outstanding debt (id. at 6). The Company further stated that the issuance and sale of up to $16,000,000 in a Senior Note at the rate of 7.8 percent resulted in savings on a pro forma annual basis of approximately $288,000 per year (Tr. at 15). The Company stated that it proposes to pay for the premium associated with the redemptions by accumulating the unamortized debt issuance expense on the repurchased debt, adding to that the premium paid to call the existing debt, and amortizing the total over the life of the Senior Note (Exh. BGC-1, at 8).

      The Company stated it negotiated to sell the Senior Note to a single purchaser, First Colony Life Insurance Company of Virginia ("First Colony"), which is also the holder of Berkshire's 8.4 percent preferred stock (id. at 8). The Company stated that the 7.8 percent rate of the proposed financing was arrived at after extensive negotiations between First Colony and First Albany Corporation ("First Albany"), the Company's investment bank (id. at 8-9). The Company further stated that the 7.8 percent rate is competitive with market rates (id. at 8).

-------------------
(1) The Company stated that it evaluated the refinancing costs associated with the following debt: Series K and M Bonds at 7.875 and 9.375 percent, respectively; an outstanding public debenture series at a rate of 9.25 percent; and preferred stock at 8.4 percent (Tr. at 12-
      13). The Company stated that there were savings, though minimal, associated with the redemption of the Series K and M bonds which had no premium associated with the purchase (id. at 12). The Company stated that although there was a three percent premium associated with calling the public debenture series, the Company concluded that this redemption was also cost-justified (id. at 13). The Company stated that it realized substantial savings via an income tax deduction of 40 percent for dividends on debt issuances by converting its 8.4 percent preferred stock to debt (Exhs. BGC-1 at 7, BGC-3, Att. B at 2; Tr. at 13-14).

      B.   Issuance of Common Shares Pursuant to the Plan
           ----------------------------------------------

      Berkshire Gas seeks authorization from the Department to issue and sell, from time to time, not in excess of 200,000 shares of Common Stock, $2.50 par value, through the continued operation of the Plan. The Company is currently authorized to issue and sell up to 100,000 shares of common stock through the Plan (Exh. BGC-5, at 2);(2) Berkshire Gas Company, D.P.U. 93-182 (1990).

      Under the Plan, participants have the option to reinvest cash dividends automatically on all or a portion of their shares of common stock or to purchase common stock at any time in any amount from a minimum of fifteen dollars in any calendar month to a maximum of five thousand dollars in any calendar month (Exh. BGC-4, at 1; Tr. at 2 1).(3) The Company stated that the Plan will be administered by the Plan Committee appointed by the Company's Board of Directors (Exh. BGC-4, at 4).

      The Company stated that the price for the stock under the Plan would be set at 97 percent of the average of the bid and the asked price of the Company's common shares in the over-the-counter market during the period of five days preceding the purchase date (Exh. BGC-5, at 3). The Company stated that the three percent discount may be suspended at any time, at the Company's discretion, and would be required to be suspended by the terms of the Plan in the event that the discounted price of the Company's shares falls below the book value of the stock (id.). The Company stated that the Plan provides significant benefits to the Company, its shareholders, and customers as it provides funds for capital itnprovements at a very inexpensive cost (Exh. BGC-2, at 5; Tr. at 21).

-------------------
(2) The Company noted that of the 100,000 shares authorized by the Department in D.P.U. 93-182, 47,400 were outstanding on March 31, 1996 (Exh. BGC-5, at 2-3). The Company anticipates that during the calendar year 1996, an additional 46,000 shares will be purchased under the Plan which will deplete the remaining supply of authorized shares pursuant to D.P.U. 93-182 (id. at 3).
(3) All holders of record of ten or more common shares of the Company who are not employed by the Company and all employees of the Company owning of record one or more shares are eligible to participate in the Plan (Exh. BGC-4, at 5).

      C.   Use of Proceeds.
           ----------------

      The Company stated that the proceeds from the proposed issue and sale of up to $16,000,000 in a Senior Note and up to 200,000 shares of common stock pursuant to the Plan will be used to repay short term borrowings that were used to call the higher interest rate bonds, debentures, and higher cost preferred stock of the Company (Exhs. BGC-1, at 6; BGC-5, at 4-5). In addition, the Company stated that the proceeds will be used for financing additions to the Company's property, plant and equipment and/or repayment of short term debt incurred from time to time by the Company (Exh. BGC-2, at 5). The Company asserted that the issuance of shares and use of proceeds is consistent with the Company's traditional method of financing capital additions temporarily through short term borrowing or internally generated funds and later permanently financing such additions by the issuance of equity securities or long term indebtedness (id.). The Company stated that the Company's Board of Directors authorized the sale and issuance of the proposed financing on June 4, 1996 (Exh. BGC-3, Att. A).

      D.   Exemption from G.L. c. 164, [SECTION] 15
           ----------------------------------------

      In addition, the Company requests exemption from the advertising and competitive bidding requirements of G.L. c. 164, [SECTION] 15. The Company stated that a negotiated, private sale rather than a public sale is more favorable as the size of the offering would not likely attract bids on the open market, and the costs of bidding, advertising, and issuance associated with a public sale are much greater (Exh. BGC-5, at 4). The Company stated that it chose First Albany as its investment banker on the basis of cost-effectiveness as well as its long-standing relationship with First Albany and First Albany's unique relationship with First Colony (Exh. BGC-1, at 9; Tr. at 23).(4)

III.  CAPITAL STRUCTURE OF THE COMPANY
      --------------------------------

      The Company provided financial statements and an analysis of its capital structure as of March 31, 1996 (Exh. BGC-3, Schs. 2-6). The Company's financial statements indicate that as of March 31, 1996, Berkshire had: (1) $5,345,000 of common stock (2,137,963 shares at par value of $2.50); (2) $8,406,000 of preferred stock ($406,000 preferred stock,
4.8 Percent Series plus $8,000,000 preferred stock, 8.4 Percent Series); and (3) $16,147,000 premium on capital stock for a total of $29,898,000 of shareholder equity (id., Sch. 4).(5) The Company also has long-term debt of $24,000,000 (id.). The Company indicated that total securities outstanding equalled $53,898,000 (id.). The Company's utility plant in service of $95,328,000, less accumulated depreciation of $25,057,000 equalled a net utility plant of $70,271,000 (id.). The Company determined an excess of net utility plant to total securities of $16,373,000, as of March 31, 1996 (id.). After making pro forma adjustments including the redemption of the $8,000,000 preferred stock, the Company estimated that the excess of net utility plant to total securities after issuance of up to $16,000,000 in a Senior Note and the 200,000 shares of common stock pursuant to the Plan for which it is petitioning for approval equals $5,273,000 (id.). At the time of the hearing, the Company indicated that its financial statement had not changed since March 31, 1996 (Tr. at 22).

-------------------
(4) The Company noted that First Albany acted as the Company's investment banker for several other sales of debt and equity capital, including the sale of the 8.4 percent preferred issuance to First Colony (Tr. at 24).

(5) The Company determined total securities by adding common stock (at par), premium on common stock, preferred stock, and long-term debt excluding retained earnings (Exh. BGC-3, Sch. 4).

IV.   STANDARD OF REVIEW
      ------------------

      In order for the Department to approve the issuance of stocks, bonds, coupon notes, or other types of long-term indebtedness(6) by an electric or gas company, the Department must determine that the proposed issuance meets two tests. First, the Department must assess whether the proposed issuance is reasonably necessary to accomplish some legitimate purpose in meeting a company's service obligations, pursuant to G.L. c. 164, [SECTION] 14. Fitchburg Gas & Electric Light Company v. Department of Public Utilities, 395 Mass. 836, 842 (1985) ("Fitchburg II"), Fitchburg Gas & Electric Light Company v. Department of Public Utilities, 394 Mass. 671, 678 (1985) ("Fitchburg I"). Second, the Department must determine whether the Company has met the net plant test.(7) Colonial Gas Company, D.P.U. 84-96 (1984).

      The Court has found that, for the purposes of G.L. c. 164, [SECTION] 14, "reasonably necessary" means "reasonably necessary for the accomplishment of some purpose having to do with the obligations of the company to the public and its ability to carry out those obligations with the greatest possible efficiency." Fitchburg II at 836, citing Lowell Gas Light Company v. Department of Public Utilities, 319 Mass. 46, 52 (1946). In cases where no issue exists about the reasonableness of management decisions regarding the requested financing, the Department limits its
Section 14 review to the facial reasonableness of the purpose to which the proceeds of the proposed issuance will be put. Canal Electric Company, et al., D.P.U. 84-152, at 20 (1984); see, e.g., Colonial Gas Company, D.P.U. 90-50, at 6 (1990).

-------------------
(6) Long-term refers to periods of more than one year after the date of issuance. G. L. c. 164, [SECTION] 14.
(7)   The net plant test is derived from G.L. c. 164, [SECTION] 16.

      The Fitchburg I and 11 and Lowell Gas cases also established that the burden of proving that an issuance is reasonably necessary rests with the company proposing the issuance, and that the Department's authority to review a proposed issuance "is not limited to a 'perfunctory review.'" Fitchburg I at 678; Fitchburg II at 842, citing Lowell Gas at 52. Regarding the net plant test, a company is required to present evidence that its net utility plant (original cost of capitalizable plant, less accumulated depreciation) equals or exceeds its total capitalization (the sum,of its long-term debt and its preferred and common stock outstanding) and will continue to do so following the proposed issuance. Colonial Gas Company, D.P.U. 84-96, at 5 (1984).

      Pursuant to G.L. c. 164, [SECTION] 15, an electric or gas company offering long-term bonds or notes in excess of $1 million in face amount payable at periods of more than five years after the date thereof must invite purchase proposals through newspaper advertisements. The Department may grant an exemption from this advertising requirement if the Department finds that an exemption is in the public interest. G.L. c. 164, [SECTION]
15. The Department has found it in the public interest to grant an exemption from the advertising requirement where there has been a measure of competition in private placement. See, e.g., Western Massachusetts Electric Company, D.P.U. 88-32, at 5 (1988); Eastern Edison Company, D.P.U. 88-127, at 11-12 (1988),Berkshire Gas Company, D.P.U. 89-12, at 11 (1989). The
Department also has found that it is in the public interest to grant a company an exemption from the advertising requirement when a measure of flexibility is necessary in order for a company to enter the bond market in a timely manner. See, e.g., Western Massachusetts Electric Company, D.P.U. 88-32, at 5 (1988). However, G.L. c. 164, [SECTION] 15 requires advertising as the general rule; and waiver cannot be automatic but must be justified whenever requested.

      Where issues concerning the prudence of the Company's capital financing have not been raised or adjudicated in a proceeding, the Department's decision in such a case does not represent a determination that any specific project is economically beneficial to a company or to its customers. In such circumstances, the Department's determination in its Order may not in any way be construed as ruling on the appropriate ratemaking treatment to be accorded any costs associated with the proposed financing. See, e.g., Boston Gas Company, D.P.U. 95-66, at 7 (1995).

V.    ANALYSIS AND FINDINGS
      ---------------------

      Based on the foregoing, the Department finds that the proposed issuance of up to $16,000,000 in a Senior Note with a term of twenty-five years and bearing an interest rate of 7.8 percent per annum and the proposed issuance and sale of up to 200,000 shares of common stock under the Plan is reasonably necessary to repay short term borrowings that were used to call the higher interest rate bonds, debentures, and higher cost preferred stock of the Company as well as to finance additions to the Company's property, plant and equipment and repay short term borrowings incurred from time to time by the Company. As such, the Department finds that the proposed issuance and sale of up to $16,000,000 in a Senior Note and up to 200,000 shares of common stock pursuant to the Plan is reasonably necessary to accomplish some legitimate purpose in meeting the Company's service obligations in accordance with G.L. c. 164, [SECTION]14. The Department further finds that the costs associated with the proposed financing, including costs associated with the redemption of the preferred stock and debt securities should be amortized over the life of the Senior Note.

      In regard to the net plant test, the Department finds that the Company's proposed financing meets the net plant test, since the Company's net utility plant equals or exceeds its total capitalization and will continue to do so following the proposed issuance. Regarding the Company's request for an exemption from the requirements of G.L. c. 164, [SECTION] 15, we find that it is appropriate to allow the Company the flexibility offered by the private placement process in order to assist the Company in responding to market conditions and to take advantage of prevailing interest rates. The record in this case further demonstrates that the Company ensured a competitive rate through the private placement process. Therefore, the Department finds that it is in the public interest to exempt the Company from the advertisement and bidding requirements of G.L. c. 164, [SECTION]15.

VI.    ORDER
       -----

      Accordingly, after due notice, hearing, and consideration, the Department

      VOTES: That the issuance and sale by Berkshire Gas Company of a Senior
Note in the aggregate principal amount of up to $16,000,000 is reasonably necessary for the purpose for which the Company has petitioned; and it

      FURTHER VOTES: That the issuance and sale, from time to time, by Berkshire Gas Company of not in excess of 200,000 shares of common stock, $2.50 par value, pursuant to its Share Owner Dividend Reinvestment and Stock Purchase Plan, is reasonably necessary for the purpose for which the Company has petitioned; and it is

      ORDERED: That the Department hereby approves and authorizes the issue and sale of a Senior Note in the aggregate principal amount of up to $16,000,000, to bear interest at a rate of 7.8 percent, due to mature not later than 25 years from the date of issue; and it is

      FURTHER ORDERED: That the Department hereby approves and authorizes the issuance and sale from time to time of not in excess of an additional 200,000 shares of common stock, $2.50, par value, pursuant to its Share Owner Dividend Reinvestment and Stock Purchase Plan; and it is

      FURTHER ORDERED: That the costs associated with the proposed financing, including costs associated with th6 redemption of the preferred stock and debt securities, be amortized over the life of the Senior Note; and it is

      FURTHER ORDERED: That the issuance and sale by Berkshire Gas Company of a Senior Note in the aggregate principal amount of up to $16,000,000, without inviting proposals for the purchase thereof by publication in certain designated newspapers, is in the public interest, and such issue shall be exempt from the provisions of G.L. c. 164, [SECTION]15; and it is

      FURTHER ORDERED: That the net proceeds from such sale of all such securities shall be used for the purposes as set forth herein; and it is

      FURTHER ORDERED: That the Secretary of the Department shall within three days of the issuance of this Order cause a certified copy of it to be filed with the Secretary of the Commonwealth.



                                       By Order of the Department,



                                       /s/ John B. Howe
                                       --------------------------------------
                                           John B. Howe, Chairman



                                       /s/ Mary Clark Webster
                                       --------------------------------------
                                           Mary Clark Webster, Commissioner


                                       /s/ Janet Gail Besser
A true copy                            --------------------------------------
Attest;                                    Janet Gail Besser, Commissioner



/s/ Mary L. Cottrell
MARY L. COTTRELL
Secretary


      Appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part.

      Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. (Sec. 5, Chapter 25, G.L. Ter. Ed., as most recently amended by Chapter 485 of the Acts of 1971).